Exhibit 99.1

First BanCorp Reports Financial Results for the Third Quarter Ended September 30, 2009

  Reported a net loss of $165.2 million, or $1.89 per diluted share, which includes a $152.2 million non-cash charge to increase the deferred tax asset valuation allowance
  Reported a pre-tax loss of $51.7 million, compared to a pre-tax loss of $176.7 million for the second quarter of 2009 and a pre-tax gain of $20.8 million for the third quarter of 2008
  Recorded a provision for loan and lease losses of $148.1 million, which exceeded net charge-offs for the quarter by $63.7 million, compared to a provision of $235.2 million for the second quarter of 2009 and $55.3 million for the third quarter of 2008
  Net interest income, excluding fair value adjustments, increased to $132.2 million, an increase of $3.6 million compared to the second quarter of 2009; net interest margin, excluding fair value adjustments, increased to 2.68%, up 4 basis points compared to the second quarter of 2009
  Recorded a realized gain on sale of investments of $34.3 million, compared to $10.3 million for the second quarter of 2009
  Reported non-interest expenses of $82.8 million, a decrease of $13.2 million compared to the second quarter of 2009; efficiency ratio of 46.21% compared to 62.16% for the second quarter of 2009
  Total non-performing loans increased by $367.5 million to $1.54 billion as of September 30, 2009, while the allowance for loan and lease losses to total loans coverage ratio increased to 3.43% from 3.11% as of June 30, 2009
  Estimated Tier 1 Capital Ratio of 12.5%, estimated Total Capital Ratio of 13.8% and estimated Leverage Ratio of 9.0%; estimated Tier 1 and Total Regulatory Capital exceeded the well-capitalized minimum by $937 million and $545 million, respectively

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 30, 2009--First BanCorp (the “Corporation”) (NYSE: FBP) today reported a net loss for the quarter ended September 30, 2009 of $165.2 million, compared to a net loss of $78.7 million for the quarter ended June 30, 2009, and net income of $24.5 million for the quarter ended September 30, 2008. For the nine-month period ended September 30, 2009, the Corporation incurred a net loss of $222.0 million, compared to net income of $91.1 million for the same period in 2008. The third quarter and nine months losses for 2009 were largely driven by a non-cash charge of $152.2 million to increase the deferred tax asset valuation allowance and a provision for loan and lease losses in the amount of $148.1 million and $442.7 million for the quarter and nine-month period ended September 30, 2009, respectively. On a pre-tax basis, the Corporation reported a $51.7 million loss for the quarter ended September 30, 2009, compared to a loss of $176.7 million for the quarter ended June 30, 2009 and a gain of $20.8 million for the quarter ended September 30, 2008. For the nine-month period ended September 30, 2009, the pre-tax loss was $220.8 million compared to a gain of $70.2 million for the same period of 2008. This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Mr. Aurelio Alemán, Chief Executive Officer of First BanCorp, commented, “The Corporation updated its analysis of its deferred tax asset and concluded that the valuation allowance for this asset needed to be increased by approximately $152.2 million. This increase in the valuation allowance for the deferred tax asset is a non-cash charge and has no impact on the Corporation’s operations, cash flows and liquidity and has minimal impact on regulatory tier 1 and total capital ratios. Future improvement in the Corporation’s financial performance and a return to profitability could permit us to reverse the valuation allowance through earnings. Our capital continues to be comfortably higher than the regulatory minimum to be considered a well-capitalized financial institution."

Regarding the third quarter performance, Mr. Alemán said, “While the Corporation’s results, setting aside the valuation allowance, improved slightly in the third quarter as evidenced by a narrowing of the pre-tax loss when compared to the second quarter, we have more work ahead to unlock the earnings potential of First BanCorp. Further asset deterioration, that required an increase in the provision for loan and lease losses, remains a key hurdle in our return to profitability. While the provision was lower in the third quarter than in the second quarter, it remains substantially higher than the Corporation’s historic loan and lease loss provisions. Our expectation is that relatively high delinquencies in residential and commercial credits and weakened consumer economic conditions will continue until the Federal and Commonwealth stimulus programs have their intended effect of reigniting the respective economies of our markets."

“We have been taking firm actions to improve our asset quality with additional resources and experienced talent at all fronts. We have improved revenue and controllable expenses during these unprecedented times. The Corporation has achieved an improvement in fee income, a reduction in the cost of funds and a widening of interest rate margins, despite increases in non-performing loans. In addition, our lines of business and support units have collectively reduced non-interest expenses consistent with our Business Rationalization Plan, which continues to be one of our priorities. As we move forward, we have identified additional opportunities for non-interest income and further reductions of our cost of doing business,” noted Mr. Alemán.

Mr. Alemán remarked with regard to the Florida region, “Though the economy in the region continues to be weak, a renewed interest by real estate investors in new, used and foreclosed properties suggests potential stabilization that should improve our franchise performance in the state. The restructuring and consolidation of our Florida operations have resulted in efficiencies, while the hiring of additional experienced banking professionals positions our business well towards the future. The Florida region continues to be an attractive market for generating deposits.”

Mr. Alemán continued, “In my new role as CEO, I am determined to return First BanCorp to profitability and maximize shareholder value. We remain focused on fortifying and leveraging our strength as the second largest banking franchise in Puerto Rico, and the largest in the Virgin Islands, executing our core business strategies to continue achieving organic growth and providing the best financial solutions and customer service in the industry to our clients. In addition, we will continue to be a proactive contributor to the economies of our markets, thereby improving the well being of our clients, employees and stockholders.”

“Our strategy is to protect and improve our capital position to manage the challenges due to the continued recession, but also to enhance our opportunities to participate in the economic recovery. In order to ensure that the Corporation is positioned effectively to execute its business plans, the Board of Directors and management consistently monitor and evaluate the capital structure of First BanCorp,” concluded Mr. Alemán.

THIRD QUARTER PERFORMANCE DISCUSSION

Net Interest Income

2009 Third Quarter versus 2009 Second Quarter

Compared with the 2009 second quarter, net interest income, excluding fair value adjustments (“valuations”) on derivatives and financial liabilities measured at fair value, increased $3.6 million, or 3%. This reflected a 4 basis point increase in the net interest margin to 2.68% from 2.64%. The following table reconciles net interest income in accordance with generally accepted accounting principles in the United States of America (GAAP) to net interest income, excluding valuations, and to net interest income on a tax-equivalent basis. Net interest income on a tax-equivalent basis and net interest income, excluding valuations on derivative instruments and financial liabilities, are non-GAAP measures (see Basis of Presentation below for a full discussion).

	Quarters Ended			Nine-month period ended
(Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Net interest income	$129,133	$131,014	$144,621	$381,745	$403,685
Unrealized loss (gain) on derivative instruments and liabilities measured at fair value
	3,074	(2,396)	(4,313)	(2,957)	(10,438)
Net interest income - excluding valuations	132,207	128,618	140,308	378,788	393,247
Tax-equivalent adjustment	12,925	13,933	17,859	41,306	40,702
Net interest income excluding valuations - on a tax-equivalent basis	$145,132	$142,551	$158,167	$420,094	$433,949

Average interest-earning assets	$19,541,256	$19,561,512	$18,664,426	$19,313,697	$17,824,586

Net interest spread	2.32%	2.35%	2.75%	2.31%	2.65%
Net interest spread - excluding valuations	2.39%	2.31%	2.65%	2.28%	2.57%
Net interest spread excluding valuations - on a tax-equivalent basis	2.66%	2.60%	3.03%	2.57%	2.87%

Net interest margin	2.62%	2.69%	3.08%	2.64%	3.03%
Net interest margin - excluding valuations	2.68%	2.64%	2.99%	2.62%	2.95%
Net interest margin excluding valuations - on a tax-equivalent basis	2.95%	2.92%	3.37%	2.91%	3.25%

The increase in the net interest margin, excluding valuations, resulted from continuous measures taken to improve loan pricing and spreads and from lower funding costs. Net interest income, excluding valuations, increased despite the adverse effect on interest income of the increase in non-performing loans.

The decrease in the Corporation’s average cost of funds is related to the current low level of short-term interest rates and the use of short-term borrowings as a measure of interest rate risk management to match the shortening in the average life of the investment portfolio. The current low interest rate levels made available the issuance of new short-term brokered CDs at rates significantly lower than those that matured. Short-term repurchase agreements and Federal Home Loan Bank (FHLB) and Federal Reserve (FED) advances continue to be cost effective funding alternatives. Also, the decrease in funding costs reflected the benefit of lower deposit pricing.

Partially offsetting the aforementioned positive factors was a decrease in the average volume of interest-earning assets, which includes a decrease of $179.1 million in the average volume of loans. The decrease in the average volume of loans was mainly related to the repayment of a $500 million loan facility extended to the Puerto Rico Sales Tax Financing Corp. (COFINA, under its Spanish acronym), an instrumentality of the Government of Puerto Rico, that was outstanding for almost the entire second quarter of 2009 until it was paid-off on June 18, 2009. During the third quarter of 2009, the Corporation entered into a new $500 million credit facility with COFINA of which $250 million was disbursed in the latter part of the quarter, and thus, the full $500 million is not reflected in the average loan balances for the third quarter. Also contributing to the decline in average loans were payoffs, balance reductions and charge-offs on construction and consumer loans.

2009 Third Quarter versus 2008 Third Quarter

Net interest income, excluding valuations, decreased $8.1 million, or 6%, from the third quarter of 2008. Net interest income, excluding valuations, was adversely impacted by lower loan yields, resulting mainly from the significant increase in non-accrual loans and from the repricing of variable-rate construction and commercial loans tied to short-term indexes. Net interest margin, excluding valuations, decreased from 2.99% for the third quarter of 2008 to 2.68% for the third quarter of 2009. Lower loan yields more than offset the benefit of lower short-term rates in the average cost of funding and the increase in the average volume of interest-earning assets. The average 3-month LIBOR for the third quarter of 2009 was 0.41% compared to 2.91% for the same period a year ago and the Prime Rate dropped to 3.25% from 5.00% as of September 30, 2008. The increase in the average volume of interest-earning assets was mainly driven by the growth of the Corporation’s commercial and industrial (C&I) loan portfolio in Puerto Rico. Approximately 40% of the increase in average commercial loans pertained to an average balance of $262.3 million related to credit facilities extended to the Puerto Rico Government (see the Financial Condition and Operating Data section below for a full discussion about credit extended to the Puerto Rico Government).

Provision for Loan and Lease Losses

The provision for loan and lease losses for the third quarter of 2009 was $148.1 million, down $87.1 million from the prior quarter and up $92.8 million from the third quarter of 2008 (see the Credit Quality Performance section below for a full discussion).

Non-interest income

2009 Third Quarter versus 2009 Second Quarter

Non-interest income increased $26.6 million to $50.0 million, from the 2009 second quarter. The increase in non-interest income reflected:

  A $24.0 million increase in realized gains on the sale of investment securities, primarily reflecting a $28.3 million gain on the sale of U.S. agency mortgage-backed securities (MBS), compared to realized gains on the sale of MBS of $9.4 million in the second quarter of 2009. The recent drop in mortgage pre-payments, as well as future pre-payment estimates, suggests longer expected lives of MBS, which in turn could place the Corporation’s balance sheet in an less-than-optimal liability-sensitive position in terms of interest rate risk. In an effort to manage such risk, and taking advantage of favorable market valuations, approximately $613 million of 5.5% 30-year U.S. agency MBS were sold in the third quarter, which resulted in the realization of a gain. Also, the Corporation realized a gain of $1.9 million on the sale of approximately $98 million of 7-10 Year U.S. Treasury Notes, which carried a weighted-average yield of 3.54%, and a gain of $3.8 million on the sale of VISA Class A stock.
  A $0.9 million decrease in other-than-temporary impairment (OTTI) charges through earnings related to the credit loss portion of available-for-sale private label MBS.
  A $0.6 million increase in gains from mortgage banking activities.
  Also contributing to the increase in non-interest income from the prior quarter was higher fee income, mainly fees on loans and service charges on deposit accounts.

2009 Third Quarter versus 2008 Third Quarter

Non-interest income increased $36.1 million to $50.0 million, from the third quarter of 2008. The increase in non-interest income reflected:

  A $34.1 million increase in realized gains on the sale of investment securities, due to the aforementioned sales of MBS, U.S. Treasury Notes and VISA stock.
  A $1.8 million increase in gains from mortgage banking activities, due to the increased volume of loan sales and securitizations. Servicing assets recorded at the time of sale amounted to $1.7 million for the third quarter of 2009, compared to $0.4 million for the same quarter a year ago, an increase mainly related to $1.4 million of capitalized servicing assets in connection with the securitization of approximately $74 million FHA/VA mortgage loans into GNMA MBS. For the first time in several years, the Corporation has been engaged in the securitization of mortgage loans in 2009.
  Other increases in non-interest income include higher fees on loans, service charges on deposit accounts, ATM fee income and fees from services to corporate customers.

Non-interest expenses

2009 Third Quarter versus 2009 Second Quarter

Non-interest expenses decreased $13.2 million to $82.8 million, from the 2009 second quarter. The decrease in non-interest expenses reflected:

  An $8.0 million decrease in FDIC assessment fees, as the prior quarter includes $8.9 million of the FDIC special assessment.
  A $2.2 million decrease in occupancy and equipment expenses, as the prior quarter includes accruals of $2.6 million for the reassessed value of certain real properties.
  A $1.6 million decrease in the net loss of real estate owned (REO) operations, as the prior quarter includes a $1.5 million write-down to a foreclosed condo-conversion project in Florida. Also contributing to the decrease were lower taxes and maintenance and operating expenses related to properties in Florida partially offset by an increase of $0.9 million in write-downs to repossessed properties in Puerto Rico.
  A $1.0 million decrease in business promotion expenses, as compared to a higher level of marketing activities in the prior quarter.

All other non-interest expenses were relatively stable as management has worked to control costs through its corporate-wide Business Rationalization initiative.

2009 Third Quarter versus 2008 Third Quarter

Non-interest expenses increased $0.4 million to $82.8 million, from the third quarter of 2008. The slight increase in non-interest expenses is mainly related to:

  An increase of $3.9 million in the FDIC deposit insurance premium, related to increases in regular assessment rates, which is an uncontrollable expense.

The increase was almost entirely offset by reductions of $3.5 million in controllable expenses such as reductions in employees’ compensation and benefits expenses, mainly due to a decrease in the accrual of bonuses, as well as reductions in business promotion, occupancy, REO losses and taxes (other than income taxes) expenses, partially offset by an increase in professional fees. Management is intensely focused on managing risks, controlling expenses and improving profitability.

The efficiency ratio for the third quarter of 2009 was 46.21% compared to 51.97% for the same period in 2008.

Income Taxes

2009 Third Quarter versus 2009 Second Quarter

For the quarter ended September 30, 2009, the Corporation recognized an income tax expense of $113.5 million, compared to an income tax benefit of $98.1 million recorded for the second quarter of 2009. The recognition of an income tax expense for the quarter mainly resulted from the non-cash charge of approximately $152.2 million to increase the valuation allowance for the Corporation’s deferred tax asset. Accounting for income taxes requires that companies assess whether a valuation allowance should be recorded against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. In making such assessment, significant weight is to be given to evidence that can be objectively verified. In accordance with authoritative accounting guidance, the Corporation has evaluated its deferred tax assets each reporting period, including an assessment of its cumulative income/loss over the prior three-year period, expected profits in future periods and tax planning strategies available, to determine if a valuation allowance was required.

Accounting guidance requires that a valuation allowance be established after an evaluation of all positive and negative evidence. A significant negative factor was that the Corporation’s banking subsidiary FirstBank Puerto Rico is in a three-year historical cumulative loss as of the end of the third quarter of 2009, mainly as a result of charges to the provision for loan and lease losses during 2009 arising from the impact of the economic downturn. This, combined with uncertain near-term market and economic conditions, reduced the Corporation’s ability to rely on projections of future taxable income in assessing the realization of its deferred tax assets and resulted in the increase of the valuation allowance. In future quarters, to the extent the realization of a portion, or all, of the tax asset becomes “more likely than not” based on changes in circumstances (such as, improved earnings, changes in tax laws or other relevant changes), a reversal of that portion of the deferred tax asset valuation allowance will then be recorded.

The increase in the valuation allowance does not have any impact on the Corporation’s liquidity, nor does such an allowance preclude the Corporation from using tax losses, tax credits or other deferred tax assets in the future. The increase in the valuation allowance is not a result of a change in management’s view of the Corporation’s near or long-term outlook.

Also contributing to the fluctuation in the income tax provision, was a reduction in deferred taxes recorded in the quarter, as compared to the second quarter of 2009, mainly related to the lower provision for loan and lease losses, and the fact that the second quarter benefit includes the reversal of approximately $16.1 million in Unrecognized Tax Benefits (UTBs) for positions taken on income tax returns due to the lapse of the statute of limitations for the 2004 taxable year. Such reversal was higher than the reversal in the third quarter of $2.9 million of the remaining UTBs in connection with an agreement with the Puerto Rico Department of Treasury that concludes an income tax audit related to taxable years 2005, 2006, 2007 and 2008.

2009 Third Quarter versus 2008 Third Quarter

The income tax expense recorded in the third quarter of 2009 was $113.5 million compared to an income tax benefit of $3.7 million for the third quarter of 2008. The fluctuation is mainly a result of the $152.2 million non-cash charge to increase the deferred tax asset valuation allowance, as described above. Partially offsetting the impact of the current quarter increase in the valuation allowance, was the favorable tax benefit recorded due to the increase in the provision for loan and lease losses and the $2.9 million reversal of UTBs during the third quarter of 2009. The income tax provision in 2009 was also impacted by adjustments to deferred tax amounts as a result of changes to the enacted rates under the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”). On March 9, 2009, the Government of Puerto Rico approved Act No. 7 (the “Act”) to stimulate Puerto Rico’s economy and to reduce the Puerto Rico Government’s fiscal deficit. The Act imposes a series of temporary and permanent measures, including the imposition of a 5% surtax over the total income tax determined, which is applicable to corporations, among others, whose combined income exceeds $100,000. In addition, under the Act, all International Banking Entities (“IBEs”) are subject to a special 5% tax on their net income not otherwise subject to tax pursuant to the PR Code. These two temporary measures are effective for tax years that commenced after December 31, 2008 and before January 1, 2012. The effect of a higher temporary statutory tax rate over the normal statutory tax rate resulted in an additional income tax benefit of $0.5 million that was offset by an income tax provision of $2.2 million for the third quarter of 2009 related to the special 5% tax on the operations of the Corporation’s IBE subsidiary. Deferred tax amounts have been adjusted for the effect of the change in the income tax rate considering the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

As of September 30, 2009, the deferred tax asset, net of a valuation allowance of $157 million, amounted to $108.0 million compared to $217.8 million as of June 30, 2009.

Pre-Tax, Pre-Provision Earnings

One performance metric that management believes is useful in analyzing performance in times of market economic stress is the level of pre-tax earnings adjusted to exclude the provision for loan and lease losses and certain other items. (See Pre-tax, Pre-Provision earnings in Basis of Presentation for a full discussion of this non-GAAP financial measure).

The following table shows pre-tax, pre-provision earnings of $62.3 million in the third quarter of 2009, up 7% from the prior quarter.

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2009	2009	2008	2009	2008

Consolidated net (loss) income	$(165,218)	$(78,658)	$24,546	$(221,985)	$91,129
Less: Income tax expense (benefit)	113,473	(98,053)	(3,749)	1,223	(20,952)
Add: Provision for loan and lease losses	148,090	235,152	55,319	442,671	142,435
Net (gain) loss on sale and OTTI of investment securities
	(30,281)	(9,244)	696	(56,975)	(5,476)
Gain on VISA shares and related proceeds	(3,784)	-	(132)	(3,784)	(9,474)
FDIC special assessment	-	8,894	-	8,894	-
Core deposit impairment	-	270	-	3,988	-
Pre-tax, pre-provision earnings (1)	$62,280	$58,361	$76,680	$174,032	$197,662

(1) See Basis of Presentation for definition

As discussed in the preceding sections, this improvement compared to the second quarter of 2009 primarily reflected lower operating expenses as well as higher fee income and net interest margins.

Credit Quality Performance

Credit quality performance for the third quarter of 2009 continued to be negatively impacted by the sustained economic weakness and declining real estate values in Puerto Rico and Florida.

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2009	2009	2008	2009	2008

Allowance for loan and lease losses, beginning of period	$407,746	$302,531	$222,272	$281,526	$190,168
Provision for loan and lease losses:
Residential mortgage	6,896	16,659	942	36,804	8,801
Commercial mortgage	19,432	25,917	4,161	48,995	1,277
Commercial and Industrial	44,609	67,170	3,239	118,154	33,426
Construction	56,883	112,611	26,869	200,050	41,192
Consumer and finance leases	20,270	12,795	20,108	38,668	57,739
Total provision for loan and lease losses	148,090	235,152	55,319	442,671	142,435
Loans net charge-offs:
Residential mortgage	(10,882)	(3,329)	(1,649)	(21,373)	(4,017)
Commercial mortgage	(5,263)	(14,229)	(1,714)	(19,983)	(1,898)
Commercial and Industrial	(5,615)	(13,738)	(4,580)	(26,769)	(19,433)
Construction	(47,324)	(82,847)	(1,022)	(138,694)	(7,333)
Consumer and finance leases	(15,268)	(15,794)	(16,187)	(45,894)	(47,483)
Net charge-offs	(84,352)	(129,937)	(25,152)	(252,713)	(80,164)
Other adjustments (1)	-	-	8,731	-	8,731
Allowance for loan and lease losses, end of period	$471,484	$407,746	$261,170	$471,484	$261,170
Allowance for loan and lease losses to period end total loans receivable
	3.43%	3.11%	2.06%	3.43%	2.06%
Net charge-offs (annualized) to average loans outstanding during the period
	2.53%	3.85%	0.80%	2.52%	0.88%
Provision for loan and lease losses to net charge-offs during the period
	1.76x	1.81x	2.20x	1.75x	1.78x

(1) Carryover of the allowance for loan losses related to the $218 million auto loan portfolio acquired from Chrysler.

Provision for Loan and Lease Losses

The provision for loan and lease losses decreased $87.1 million to $148.1 million, or by 37%, compared to the provision recorded for the second quarter of 2009. The decrease is mainly related to lower charges to specific reserves for impaired construction and commercial real estate loans, compared to charges recorded in the previous quarter, since the Corporation has charged-off a significant amount of collateral dependent loans to their collateral value. The lower provision for loan and lease losses was also a result of a slower migration of loans to regulatory substandard or doubtful risk categories, compared to the migration observed in the previous quarter, and the fact that previously identified substandard loans were those that caused an increase in impaired loans. The latter reflects that impaired loans were previously identified problem loans with appropriate reserves already established (see Non-performing assets discussion below for additional information).

However, the Corporation has consistently added to its reserves across the entire loan portfolio during a weak economic environment. Higher delinquencies, declines in real estate values, recent trends in charge-offs and the sustained deterioration of economic conditions have caused increases in reserve factors for criticized loans. As loans are assigned to higher risk categories, the calculated reserve increases accordingly, consistent with the Corporation’s reserving methodology.

Approximately $34.4 million and $43.5 million of the total provision for loan and lease losses recorded in the third quarter of 2009 is related to construction and C&I loans in Puerto Rico, respectively, while $18.1 million pertains to the consumer and finance leases portfolio in Puerto Rico. The continued trend of rising unemployment and the depressed economy negatively impacted borrowers and is reflected in a persistent decline in the volume of sales of new housing, underperformance of other sectors of the economy and deterioration in the current and expected consumer loan credit quality.

With respect to the United States loan portfolio, the Corporation recorded a $32.3 million provision for the third quarter of 2009, or $53.4 million lower than the provision recorded in the second quarter of 2009. Most of the provision is related to construction and commercial mortgage loans. The decrease in the provision, compared to charges recorded in the second quarter of 2009, reflects the fact that about 85% of the Corporation’s total exposure to construction loans in Florida was already individually measured for impairment, including those collateral dependent loans charged-off to their collateral value, before the beginning of the quarter. As of September 30, 2009, approximately 88%, or $358.7 million of the total exposure to construction loans in Florida was individually measured for impairment.

The increase of $92.8 million in the provision for loan and lease losses to $148.1 million for the third quarter of 2009, compared to the same period in 2008, reflects the increased volume of criticized loans, including non-performing and impaired loans, that required higher reserves as well as increases in general reserve factors to account for increases in charge-offs and delinquency levels affected by declining real estate values and deteriorated economic conditions in Puerto Rico and Florida. Even though the deterioration in credit quality was observed in all of our portfolios, it was more significant in the construction and commercial loan portfolios, which was affected by the stagnant housing market and further deterioration in the economies of the markets served. The overall growth of the loan portfolio also contributed to a higher provision in 2009.

Net Charge-Offs

Total net charge-offs for the third quarter of 2009 were $84.4 million or 2.53% of average loans on an annualized basis, compared to $129.9 million or an annualized 3.85% of average loans for the second quarter of 2009. Net charge-offs in the third quarter of 2008 were $25.2 million, or an annualized 0.80%.

Current quarter construction loans net charge-offs were $47.3 million, or an annualized 11.80%, down from $82.8 million, or an annualized 20.38% of related loans, in the second quarter of 2009 and up from $1.0 million, or an annualized 0.27%, in the third quarter of 2008. Condo-conversion and residential development projects in Florida continued to represent a significant portion of the losses. There were $19.0 million, $5.3 million and $5.1 million in net charge-offs during the third quarter of 2009 related to condo-conversion, residential and commercial construction projects in Florida, respectively. The Corporation is engaged in continuous efforts to identify alternatives that enable borrowers to repay their loans and protect the Corporation’s investments. Also, net charge-offs of $17.9 million were recorded in connection with the construction loan portfolio in Puerto Rico, mainly residential housing projects, including charge-offs of $14.0 million on two relationships. These relationships were previously identified problem credits with prior appropriate reserves established based on impairment analyses.

Commercial mortgage loans net charge-offs for the third quarter of 2009 were $5.3 million, or an annualized 1.35%, down from $14.2 million, or an annualized 3.71% of related loans, in the second quarter of 2009. Total commercial mortgage net charge-offs in the third quarter of 2008 were $1.7 million or an annualized 0.50%. The charge-offs were spread in several loans, distributed across our geographic markets.

Total C&I net charge-offs for the third quarter of 2009 were $5.6 million, or an annualized 0.49%, down from $13.7 million, or an annualized 1.12% of related loans, in the 2009 second quarter. Total C&I net charge-offs in the third quarter of 2008 were $4.6 million, or an annualized 0.45%. C&I net charge-offs in the third quarter of 2009 were impacted by a charge-off of $4.7 million on a single relationship in Puerto Rico. The remaining charge-offs were concentrated on smaller loans distributed across several industries.

Residential mortgage net charge-offs were $10.9 million, or an annualized 1.21% of related average loans. This was up from $3.3 million, or an annualized 0.39% of related average balances in the second quarter of 2009, and from $1.6 million, or an annualized 0.19%, in the third quarter of 2008. The higher loss levels compared with prior quarters were a result of $8.4 million in charge-offs (including $6.0 million in Florida) resulting from updates, for impairment purposes, of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, which was negatively impacted by decreases in collateral values. Total residential mortgage loan portfolios evaluated for impairment purposes amounted to $291.5 million as of September 30, 2009 and have been charged-off to their realizable value, representing approximately 66% of the total non-performing residential mortgage loan portfolio outstanding as of September 30, 2009. Historical and expected loss rates are considered when establishing the levels of general reserves for the residential mortgage loan portfolio. Net charge-offs for residential mortgage loans also includes $1.8 million related to the disposition of REO properties within a short-time period after acquisition. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management is focused on strategies to accelerate the sale of REO properties. The ratio of net charge-offs to average loans on the Corporation’s residential mortgage loan portfolio of 1.21% for the quarter ended September 30, 2009 is still lower than the approximately 2.3% average charge-off rate for commercial banks in the U.S. mainland reported for the second quarter of 2009. The Puerto Rico housing market has not seen the dramatic decline in housing prices that affected the U.S. mainland; however, there is currently an oversupply of housing units compounded by a lower demand for housing due to diminished consumer purchasing power and confidence.

Total consumer and finance leases net charge-offs in the third quarter of 2009 were $15.3 million, or an annualized 3.09%, compared to net charge-offs of $15.8 million, or annualized 3.12%, for the second quarter of 2009. Net charge-offs for the third quarter of 2009 were down on an absolute basis from net charge-offs for the third quarter of 2008. However, as a result of a 9% decline in average loans, annualized net charge-offs as a percent of related loans increased to 3.09% from 2.98% for the third quarter of 2008.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	For the Quarter Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2009

Residential mortgage	1.21%	0.39%	0.82%	0.26%	0.19%

Commercial mortgage	1.35%	3.71%	0.13%	0.47%	0.50%

Commercial and Industrial	0.49%	1.12%	0.65%	0.31%	0.45%

Construction	11.80%	20.38%	2.21%	0.11%	0.27%

Consumer and finance leases	3.09%	3.12%	2.84%	3.54%	2.98%

Total loans	2.53%	3.85%	1.16%	0.87%	0.80%

The above ratios are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year or in subsequent periods.

The following table presents net charge-offs (annualized) to average loans held-in-portfolio by geographic segment:

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
PUERTO RICO:

Residential mortgage	0.66%	0.43%	0.18%	0.65%	0.18%

Commercial mortgage	1.15%	1.13%	0.79%	0.83%	0.30%

Commercial and Industrial	0.54%	1.08%	0.38%	0.75%	0.33%

Construction	7.23%	8.33%	0.55%	6.36%	0.22%

Consumer and finance leases	2.97%	3.10%	2.93%	2.89%	3.03%

Total loans	1.64%	1.90%	0.88%	1.58%	0.79%

VIRGIN ISLANDS:

Residential mortgage	0.10%	0.19%	0.00%	0.11%	0.03%

Commercial mortgage	0.00%	10.61%	0.00%	3.57%	0.00%

Commercial and Industrial (1)	-0.69%	2.61%	0.15%	0.83%	9.12%

Construction	0.00%	0.00%	0.00%	0.00%	0.00%

Consumer and finance leases	3.79%	2.73%	3.39%	3.51%	3.24%

Total loans	0.33%	1.69%	0.50%	0.87%	1.78%

FLORIDA OPERATIONS:

Residential mortgage	6.26%	0.32%	0.47%	2.66%	0.18%

Commercial mortgage	1.92%	7.63%	0.00%	3.19%	0.00%

Commercial and Industrial	0.00%	0.02%	7.73%	2.14%	2.99%

Construction	27.23%	50.28%	0.00%	26.05%	1.36%

Consumer and finance leases	6.77%	5.01%	3.98%	7.31%	4.26%

Total loans	10.93%	19.93%	0.45%	10.71%	0.85%

(1) For the third quarter of 2009, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

Non-Performing Assets

Total non-performing assets as of September 30, 2009 amounted to $1.68 billion, compared to $1.31 billion as of June 30, 2009 and $552.9 million as of September 30, 2008. The increase in non-performing assets since June 30, 2009 was led by increases of $155.6 million in C&I loans, $103.2 million in construction loans and $62.1 million in commercial mortgage loans, mainly in Puerto Rico. Also, there were increases of $39.9 million in non-performing residential mortgage loans and of $6.7 million in consumer loans and finance leases. The REO portfolio increased by $9.4 million.

The $155.6 million, or 184%, increase in C&I non-performing loans reflects continued stress in the Puerto Rico portfolio, which accounts for $146.1 million of the increase, as a result of further weakened economic conditions. A decline in economic activity spread across different sectors of the economy affected the credit quality of the Corporation’s C&I portfolio. C&I non-performing loans in the third quarter of 2009 were impacted by four relationships in Puerto Rico that in the aggregate accounted for $103.0 million or 66% of the increase in C&I non-performing loans. C&I non-performing loans in other geographic segments of the Corporation remained relatively stable with a $1.7 million increase in Florida and a $7.8 million increase in the Virgin Islands.

The $103.2 million, or 20%, increase in construction non-performing loans was primarily associated with residential housing construction projects in Puerto Rico, which accounted for approximately 69% of the increase, including a single $65.0 million relationship related to a high-rise residential project. To a lesser extent, construction and land loans for the development of commercial projects in Puerto Rico also contributed to the increase in construction non-performing loans, accounting for approximately 24% of the increase. In Florida, non-performing construction loans increased by approximately $6.5 million. This increase is net of approximately $37.7 million of loans placed in non-accrual status during the third quarter of 2009, including a condo-conversion loan of $18.8 million, and reductions of $31.2 million due to charge-offs, repayments and sales.

The $62.1 million, or 46% increase, in non-performing commercial mortgage loans was mainly related to rental and retail businesses in Puerto Rico, which accounted for approximately 75% of the increase. The largest commercial mortgage relationship placed in non-accrual status during the third quarter of 2009 amounted to $16.1 million. The stress of low absorption rates in residential housing projects, lower retail sales and downward pressures on rents continued to adversely affect the construction and commercial mortgage portfolios. In Florida, non-performing commercial mortgage loans increased by $8.2 million spread across several industries.

Collateral deficiencies in collateral dependent loans raise doubts about the ultimate ability to collect the principal of the loans, as well as interest, in the current economic environment. At the close of the third quarter of 2009, however, approximately $513.4 million of loans placed in non-accrual status, mainly construction and commercial loans, were current or had delinquencies of under 90 days in their interest payments, and collections are being recorded on a cash basis through earnings, or on a cost-recovery basis, as conditions warrant. In Florida, as sales of units within condo-conversion projects continue to lag, some borrowers reverted to rental projects. In several of these loans, cash collections cover interest, property taxes, insurance and other operating costs associated with the projects.

During the third quarter of 2009, interest income of approximately $2.2 million related to a $665.6 million non-performing loan portfolio, mainly non-performing construction and commercial loans, was applied against the related principal balance under the cost-recovery method. The Corporation is evaluating restructuring alternatives to mitigate losses and enable borrowers to repay their loans under revised terms seeking to preserve the value of the Corporation’s interests over the long-term.

The increase in residential mortgage non-performing loans of $39.9 million is a result of weakened conditions in Puerto Rico’s and Florida’s economy and the continued trend of higher unemployment rates affecting consumers. The Corporation continues to address existing issues by way of loss mitigation and loan modification transactions, offering alternatives to avoid foreclosures through internal programs and programs sponsored by the Federal Government. The increase in non-performing residential mortgage loans in Puerto Rico this quarter was $23.2 million, which was 41% lower than the increase of $39.4 million (excluding mortgages purchased in the second quarter associated with a previously reported unwinding transaction with a local financial institution) reported from the first to the second quarter of 2009. The non-performing residential mortgage loan portfolio in Florida increased by $16.9 million compared to the balance as of June 30, 2009, and the non-performing residential mortgage loan portfolio in the Virgin Islands decreased by $0.2 million.

The increase in consumer and finance leases non-performing loans of $6.7 million includes an increase of $4.1 million in boat loans. The remaining increase is mainly related to auto loans which are also adversely impacted by weak economic conditions in Puerto Rico.

The allowance to non-performing loans ratio as of September 30, 2009 was 30.64%, compared to 34.81% as of June 30, 2009. The decrease in the ratio is attributable in part to the decrease in reserves related to collateral dependent loans that have been charged-off to the extent the loan amount exceeded the value of its collateral or impaired loans that did not require specific reserves based on collateral values or cash flows projections analyses performed.

The following table sets forth information concerning the ratio of allowance to non-performing loans (the coverage ratio) as of September 30, 2009 and June 30, 2009 by loan category:

Allowance to Non-Performing Assets:

As of September 30, 2009	Construction Loans	C&I Loans	Commercial Mortgage Loans	Residential Mortgage Loans	Consumer and Finance Leases	Total
(Dollars in thousands)

Non-performing loans charged-off to realizable value	$287,400	$22,045	$23,214	$291,520	$-	$624,179
Other non-performing loans	322,465	218,379	173,494	148,200	52,104	914,642
Total non-performing loans	$609,865	$240,424	$196,708	$439,720	$52,104	$1,538,821

Allowance to non-performing loans	23.75%	68.94%	23.79%	6.92%	160.58%	30.64%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value
	44.92%	75.90%	26.97%	20.54%	160.58%	51.55%

As of June 30, 2009	Construction Loans	C&I Loans	Commercial Mortgage Loans	Residential Mortgage Loans	Consumer and Finance Leases	Total
(Dollars in thousands)

Non-performing loans charged-off to realizable value	$158,895	$12,490	$13,519	$217,201	$-	$402,105
Other non-performing loans	347,747	72,292	121,108	182,643	45,453	769,243
Total non-performing loans	$506,642	$84,782	$134,627	$399,844	$45,453	$1,171,348

Allowance to non-performing loans	26.70%	149.50%	24.23%	8.61%	173.08%	34.81%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value
	38.90%	175.33%	26.94%	18.85%	173.08%	53.01%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2009 and June 30, 2009 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

	As of September 30, 2009
	Construction	C&I	Commercial Mortgage	Residential Mortgage	Consumer and
(Dollars in thousands)	Loans	Loans	Loans	Loans	Finance Leases	Total

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$160,163	$51,087	$64,102	$330,917	$-	$606,269

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	501,268	231,739	123,034	63,271	-	919,312
Allowance for loan and lease losses	65,876	60,663	20,929	2,488	-	149,956
Allowance for loan and lease losses to principal balance
	13.14%	26.18%	17.01%	3.93%	0.00%	16.31%

Loans with general allowance
Principal balance of loans	909,020	4,784,746	1,355,798	3,199,965	1,955,161	12,204,690
Allowance for loan and lease losses	78,962	105,077	25,861	27,958	83,670	321,528
Allowance for loan and lease losses to principal balance
	8.69%	2.20%	1.91%	0.87%	4.28%	2.63%

Total portfolio, excluding loans held for sale
Principal balance of loans	$1,570,451	$5,067,572	$1,542,934	$3,594,153	$1,955,161	$13,730,271
Allowance for loan and lease losses	144,838	165,740	46,790	30,446	83,670	471,484
Allowance for loan and lease losses to principal balance
	9.22%	3.27%	3.03%	0.85%	4.28%	3.43%

	As of June 30, 2009
	Construction	C&I	Commercial Mortgage	Residential Mortgage	Consumer and
(Dollars in thousands)	Loans	Loans	Loans	Loans	Finance Leases	Total

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$107,495	$97,767	$49,201	$250,937	$-	$505,400

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	444,836	85,576	81,757	35,221	-	647,390
Allowance for loan and lease losses	78,455	22,860	12,640	3,571	-	117,526
Allowance for loan and lease losses to principal balance
	17.64%	26.71%	15.46%	10.14%	0.00%	18.15%

Loans with general allowance
Principal balance of loans	1,027,876	4,155,263	1,433,975	3,335,338	1,997,529	11,949,981
Allowance for loan and lease losses	56,824	103,886	19,981	30,861	78,668	290,220
Allowance for loan and lease losses to principal balance
	5.53%	2.50%	1.39%	0.93%	3.94%	2.43%

Total portfolio, excluding loans held for sale
Principal balance of loans	$1,580,207	$4,338,606	$1,564,933	$3,621,496	$1,997,529	$13,102,771
Allowance for loan and lease losses	135,279	126,746	32,621	34,432	78,668	407,746
Allowance for loan and lease losses to principal balance
	8.56%	2.92%	2.08%	0.95%	3.94%	3.11%

Compared to June 30, 2009, the allowance to loans coverage ratio for C&I loans with general allowance decreased as non-criticized C&I loans represents a higher proportion of total loans.

Given the present economic outlook in the Corporation’s principal markets and in spite of the actions taken, the Corporation may experience further deterioration in its portfolios, which may result in higher credit losses and additions to reserve balances.

Financial Condition and Operating Data

Total assets increased to $20.1 billion as of September 30, 2009, up $68.3 million from $20.0 billion as of June 30, 2009. The increase in total assets was primarily a result of an increase of $620.5 million in gross loans, partially offset by a decrease of $354.4 million in investment securities, net of unsettled transactions, and a decrease of $109.9 million in deferred tax assets due to the $152.2 million non-cash charge recorded in the third quarter of 2009 to increase the deferred tax asset valuation allowance. The increase in total gross loans was mainly due to approximately $689 million in credit facilities extended to the Puerto Rico Government, which includes the $500 million extended to COFINA and $189 million extended to the Puerto Rico Government through a revolving credit facility. The latter is part of the Corporation’s participation for up to $300 million in a syndicate structured by another financial institution to support the Commonwealth’s 2010 Tax and Revenue Anticipation Notes (TRANs) program. Loan originations, including purchases and refinancings, for the third quarter of 2009 amounted to $1.4 billion. Refer to Exhibit A – Table 6 for a detailed breakdown of the Corporation’s loan portfolio as of September 30, 2009. The Corporation’s net decrease in investment securities is mainly related to the sale of approximately $613 million in U.S. agency MBS, of which $463 million are scheduled to settle in October and are recorded as a receivable as of September 30, 2009, and the sale of $98 million in U.S. Treasury Notes. Refer to the Non-interest income discussion above for additional information about sales of investment securities.

As of September 30, 2009, total liabilities amounted to $18.4 billion, an increase of approximately $210.1 million, as compared to $18.2 billion as of June 30, 2009. The increase in total liabilities was mainly attributable to an increase of $565.0 million in FED advances and an increase of $257.9 million in brokered CDs issued to finance lending and investing activities. This was partially offset by a decrease of $348.0 million in repurchase agreements, mainly short-term repurchase agreements in the latter part of the quarter, a decrease of $125.0 million in short-term FHLB advances and a reduction of $143.0 million related to an account payable outstanding as of June 30, 2009 for unsettled investments purchases. Total deposits, excluding brokered CDs, increased slightly by $5.4 million, reflecting an increase in non-time deposit accounts (e.g. savings, checking and other demand deposit accounts) of $265.0 million, partially offset by a decrease of $259.6 million in certificates of deposit.

The Corporation’s stockholders’ equity amounted to $1.7 billion as of September 30, 2009, a decrease of $141.8 million compared to the balance as of June 30, 2009, driven by the net loss of $165.2 million and preferred dividends paid in July amounting to $3.36 million, partially offset by an increase of $26.7 million in accumulated other comprehensive income related to changes in the fair value of investment securities. As previously reported, the Corporation decided to suspend the payment of common and preferred dividends, effective with the preferred dividend for the month of August 2009.

The Corporation is well-capitalized, having considerable margins over minimum well-capitalized regulatory requirements. As of September 30, 2009, the total regulatory capital ratio is estimated to be close to 13.8% and the Tier 1 capital ratio is estimated to be close to 12.5%. This translates to approximately $545 million and $937 million of total capital and Tier 1 capital, respectively, in excess of minimum well-capitalized requirements of 10% and 6%, respectively. A key priority for the Corporation is to maintain a sound capital position to absorb potential future credit losses should the economic environment continue to worsen.

The Corporation’s tangible common equity ratio was at 3.62% as of September 30, 2009, compared to 4.35% as of June 30, 2009, and the Tier 1 common equity to risk-weighted assets ratio as of September 30, 2009 was 4.51% compared to 4.73% as of June 30, 2009. See Basis of Presentation below for a discussion of these non-GAAP measures. The following table is a reconciliation of the Corporation's tangible common equity and tangible assets for the periods ended September 30, 2009, June 30, 2009 and September 30, 2008, respectively:

	September 30,	June 30,	September 30,
(In thousands)	2009	2009	2008

Total equity per consolidated financial statements	$1,698,843	$1,840,686	$1,441,272
Preferred equity	(927,374)	(926,259)	(550,100)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(17,297)	(18,130)	(24,894)

Tangible common equity	$726,074	$868,199	$838,180

Total assets per consolidated financial statements	$20,081,185	$20,012,887	$19,304,440
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(17,297)	(18,130)	(24,894)

Tangible assets	$20,035,790	$19,966,659	$19,251,448

Tangible common equity ratio	3.62%	4.35%	4.35%

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

	September 30,	June 30,	September 30,
(In thousands)	2009	2009	2008

Total equity per consolidated financial statements	$1,698,843	$1,840,686	$1,441,272
Qualifying preferred stock	(927,374)	(926,259)	(550,100)
Unrealized (gain) loss on available-for-sale securities (1)	(73,095)	(46,382)	47,187
Disallowed deferred tax asset (2)	(1,721)	(172,187)	(65,411)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(17,297)	(18,130)	(24,894)
Cumulative change loss (gain) in fair value of liabilities accounted for under a fair value option	(1,647)	2,604	(2,118)
Other disallowed assets	(514)	(347)	(282)
Tier 1 common equity	$649,097	$651,887	$817,556

Total risk-weighted assets	$14,394,968	$13,785,093	$13,489,077

Tier 1 common equity to risk-weighted assets ratio	4.51%	4.73%	6.06%

(1) Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2) Approximately $112 million of the Corporation's deferred tax assets at September 30, 2009 (June 30, 2009 - $49 million; September 30, 2008 - $50 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $2 million of such assets at September 30, 2009 (June 30, 2009 - $172 million; September 30, 2008 - $65 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $6 million of the Corporation's other net deferred tax liability at September 30, 2009 (June 30, 2009 - $3 million; September 30, 2008 - $0) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

During the third quarter, the Corporation continued managing its liquidity in a proactive manner, and maintained a position believed to be more than adequate to face its expected and unexpected needs. Multiple measures are utilized to monitor the liquidity position, including basic surplus and volatile liabilities measures. Among the actions taken in recent months to bolster the liquidity position and to safeguard its access to credit were, the posting of additional collateral to the FHLB and to the FED, thereby increasing borrowing capacity. The Corporation has also maintained the basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of September 30, 2009, the estimated basic surplus ratio of approximately 11.2% included un-pledged assets, FHLB lines of credit, collateral pledged at the Federal Reserve Bank’ Borrower in Custody Program, and cash. At the end of the quarter, the Corporation has $1.4 billion of FHLB and FED borrowing capacity. Un-pledged liquid securities as of September 30, 2009 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $677.6 million, which can be sold under agreements to repurchase. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation.

Basis of Presentation

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Pre-tax, Pre-provision Earnings

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is pre-tax, pre-provision earnings. Pre-tax, pre-provision earnings, as defined by management, represents net (loss) income excluding income tax (benefit) expense, the provision for loan and lease losses, gains on sale and OTTI of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes to be non-recurring. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the impairment of intangibles.

Management believes the disclosure of items identified as unusual, non-recurring or non-operating in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can evaluate their impact on their expectations of the Corporation’s performance, and in their estimates of the Corporation’s future performance.

Items identified as unusual, non-recurring or non-operating for any particular period are not intended to be a complete list of items that have materially impacted current or may impact materially future period performance.

Net interest income, excluding valuations and on a tax-equivalent basis

Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate, as described in Exhibit A — Table 2. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Tangible common equity ratio and Tangible book value per common share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 common equity to risk-weighted assets ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by U.S. generally accepted accounting principles, or GAAP, or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 187 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Florida operations and the construction and commercial loan portfolios in Puerto Rico, which have affected and may continue to affect, among other things, the level of non-performing assets, charge-offs and the provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the recession in the United States, the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; adverse changes in general economic conditions in the state of Florida and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of derivative instruments used for protection from interest rate fluctuations; uncertainty about the impact of measures adopted by the Puerto Rico government in response to its fiscal situation on the different sectors of the economy; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation's business, financial condition and results of operations; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; risks associated with the soundness of other financial institutions; developments in technology; the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1. Selected Financial Data

SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)
	Quarter ended			Nine-month period ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
Condensed Income Statements:
Total interest income	$242,022	$252,780	$288,292	$753,125	$843,987
Total interest expense	112,889	121,766	143,671	371,380	440,302
Net interest income	129,133	131,014	144,621	381,745	403,685
Provision for loan and lease losses	148,090	235,152	55,319	442,671	142,435
Non-interest income	49,989	23,415	13,871	103,457	55,253
Non-interest expenses	82,777	95,988	82,376	263,293	246,326
(Loss) Income before income taxes	(51,745)	(176,711)	20,797	(220,762)	70,177
Income tax (expense) benefit	(113,473)	98,053	3,749	(1,223)	20,952
Net (loss) income	(165,218)	(78,658)	24,546	(221,985)	91,129
Net (loss) income attributable to common stockholders	(174,689)	(94,825)	14,477	(262,741)	60,922
Per Common Share Results:
Net (loss) income per share basic	$(1.89)	$(1.03)	$0.16	$(2.84)	$0.66
Net (loss) income per share diluted	$(1.89)	$(1.03)	$0.16	$(2.84)	$0.66
Cash dividends declared	$-	$0.07	$0.07	$0.14	$0.21
Average shares outstanding	92,511	92,511	92,511	92,511	92,507
Average shares outstanding diluted	92,511	92,511	92,569	92,511	92,623
Book value per common share	$8.34	$9.88	$9.63	$8.34	$9.63
Tangible book value per common share	$7.85	$9.38	$9.06	$7.85	$9.06
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	(3.27)	(1.57)	0.52	(1.49)	0.67
Interest Rate Spread (1)	2.66	2.60	3.03	2.57	2.87
Net Interest Margin (1)	2.95	2.92	3.37	2.91	3.25
Return on Average Total Equity	(35.47)	(15.93)	6.98	(15.53)	8.51
Return on Average Common Equity	(74.62)	(36.14)	6.76	(34.94)	9.26
Average Total Equity to Average Total Assets	9.22	9.85	7.39	9.60	7.81
Tangible common equity ratio	3.62	4.35	4.35	3.62	4.35
Dividend payout ratio	-	(6.84)	44.73	(4.93)	31.89
Efficiency ratio (2)	46.21	62.16	51.97	54.26	53.67
Asset Quality:
Allowance for loan and lease losses to loans receivable	3.43	3.11	2.06	3.43	2.06
Net charge-offs (annualized) to average loans	2.53	3.85	0.80	2.52	0.88
Provision for loan and lease losses to net charge-offs	175.56	180.97	219.94	175.17	177.68
Non-performing assets to total assets	8.39	6.53	2.86	8.39	2.86
Non-accruing loans to total loans receivable	11.21	8.94	3.95	11.21	3.95
Allowance to total non-accruing loans	30.64	34.81	52.20	30.64	52.20
Allowance to total non-accruing loans excluding residential real estate loans
	42.90	52.85	103.83	42.90	103.83
Other Information:
Common Stock Price: End of period	$3.05	$3.95	$11.06	$3.05	$11.06

			As of	As of	As of
			September 30,	June 30,	December 31,
			2009	2009	2008
Balance Sheet Data:
Loans and loans held for sale			$13,756,168	$13,135,710	$13,088,292
Allowance for loan and lease losses			471,484	407,746	281,526
Money market and investment securities			5,571,010	6,368,167	5,709,154
Intangible assets			45,395	46,228	52,083
Deferred tax asset, net			107,955	217,843	128,039
Total assets			20,081,185	20,012,887	19,491,268
Deposits			12,298,790	12,035,427	13,057,430
Borrowings			5,941,064	5,846,879	4,736,670
Total preferred equity			927,374	926,259	550,100
Total common equity			698,374	868,045	940,628
Accumulated other comprehensive income, net of tax			73,095	46,382	57,389
Total equity			1,698,843	1,840,686	1,548,117

1-	On a tax-equivalent basis (see discussion in Table 2 below).
2-

Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income(1) / expense			Average rate(1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2009	2009	2008	2009	2009	2008	2009	2009	2008
	(Dollars in thousands)
Interest-earning assets:
Money market & other short-term investments	$161,491	$101,819	$178,973	$185	$117	$974	0.45%	0.46%	2.17%
Government obligations (2)	1,382,167	1,540,821	1,031,654	9,709	15,904	18,218	2.79%	4.14%	7.03%
Mortgage-backed securities	4,595,678	4,322,708	4,809,138	63,588	60,012	78,214	5.49%	5.57%	6.47%
Corporate bonds	2,000	7,458	6,103	29	202	143	5.75%	10.86%	9.32%
FHLB stock	76,843	86,509	69,427	1,038	788	968	5.36%	3.65%	5.55%
Equity securities	1,977	1,977	3,692	18	18	18	3.61%	3.65%	1.94%
Total investments (3)	6,220,156	6,061,292	6,098,987	74,567	77,041	98,535	4.76%	5.10%	6.43%
Residential mortgage loans	3,602,562	3,425,235	3,427,707	53,617	51,717	54,756	5.90%	6.06%	6.36%
Construction loans	1,604,565	1,626,141	1,487,779	12,402	13,142	20,286	3.07%	3.24%	5.42%
C&I and commercial mortgage loans	6,137,781	6,423,055	5,477,213	62,379	66,801	74,164	4.03%	4.17%	5.39%
Finance leases	335,636	347,732	372,404	6,775	7,111	7,842	8.01%	8.20%	8.38%
Consumer loans	1,640,556	1,678,057	1,800,336	46,692	47,436	52,142	11.29%	11.34%	11.52%
Total loans (4) (5)	13,321,100	13,500,220	12,565,439	181,865	186,207	209,190	5.42%	5.53%	6.62%
Total interest-earning assets	$19,541,256	$19,561,512	$18,664,426	$256,432	$263,248	$307,725	5.21%	5.40%	6.56%

Interest-bearing liabilities:
Brokered CDs	$7,292,913	$7,051,179	$7,643,238	$51,305	$56,677	$73,962	2.79%	3.22%	3.85%
Other interest-bearing deposits	3,995,123	4,146,552	3,677,632	20,860	23,443	26,005	2.07%	2.27%	2.81%
Loans payable	652,391	768,505	42,391	463	614	240	0.28%	0.32%	2.25%
Other borrowed funds	4,171,348	3,862,885	4,296,355	30,545	31,646	39,333	2.91%	3.29%	3.64%
FHLB advances	1,196,657	1,450,478	1,212,121	8,127	8,317	10,018	2.69%	2.30%	3.29%
Total interest-bearing liabilities (6)	$17,308,432	$17,279,599	$16,871,737	$111,300	$120,697	$149,558	2.55%	2.80%	3.53%
Net interest income				$145,132	$142,551	$158,167
Interest rate spread							2.66%	2.60%	3.03%
Net interest margin							2.95%	2.92%	3.37%

	Average volume		Interest income(1) / expense		Average rate(1)
Nine-Month Period Ended September 30,	2009	2008	2009	2008	2009	2008
	(Dollars in thousands)
Interest-earning assets:
Money market & other short-term investments	$126,234	$327,451	$393	$6,046	0.42%	2.47%
Government obligations (2)	1,355,492	1,532,736	45,214	75,929	4.46%	6.62%
Mortgage-backed securities	4,392,359	3,674,801	187,021	170,239	5.69%	6.19%
Corporate bonds	5,703	6,158	264	425	6.19%	9.22%
FHLB stock	78,178	65,998	2,186	3,229	3.74%	6.54%
Equity securities	2,103	4,020	54	29	3.43%	0.96%
Total investments (3)	5,960,069	5,611,164	235,132	255,897	5.27%	6.09%
Residential mortgage loans	3,508,471	3,309,221	159,383	160,715	6.07%	6.49%
Construction loans	1,592,372	1,478,794	39,646	64,751	3.33%	5.85%
C&I and commercial mortgage loans	6,223,979	5,360,382	193,325	233,065	4.15%	5.81%
Finance leases	347,791	375,460	21,468	24,238	8.25%	8.62%
Consumer loans	1,681,015	1,689,565	142,722	146,677	11.35%	11.60%
Total loans (4) (5)	13,353,628	12,213,422	556,544	629,446	5.57%	6.88%
Total interest-earning assets	$19,313,697	$17,824,586	$791,676	$885,343	5.48%	6.63%

Interest-bearing liabilities:
Brokered CDs	$7,267,812	$7,406,242	$180,815	$231,883	3.33%	4.18%
Other interest-bearing deposits	4,056,396	3,553,985	69,495	78,355	2.29%	2.94%
Loans payable	574,117	14,234	1,423	240	0.33%	2.25%
Other borrowed funds	3,799,118	3,898,835	95,113	110,178	3.35%	3.77%
FHLB advances	1,395,752	1,143,851	24,736	30,738	2.37%	3.59%
Total interest-bearing liabilities (6)	$17,093,195	$16,017,147	$371,582	$451,394	2.91%	3.76%
Net interest income			$420,094	$433,949
Interest rate spread					2.57%	2.87%
Net interest margin					2.91%	3.25%

(1) On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate (40.95% for the Corporation’s subsidiaries other than IBEs in 2009, 35.95% for the Corporation’s IBEs in 2009 and 39% for all subsidiaries in 2008)) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

(2) Government obligations include debt issued by government sponsored agencies.

(3) Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4) Average loan balances include the average of non-accruing loans.

(5) Interest income on loans includes $2.8 million, $2.7 million and $2.5 million for the third quarter of 2009, second quarter of 2009 and third quarter of 2008, respectively, and $8.3 million and $7.9 million for the nine-month period ended September 30, 2009 and 2008, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6) Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter Ended			Nine-month period ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(In thousands)

Other service charges on loans	$1,796	$1,523	$1,612	$4,848	$4,343
Service charges on deposit accounts	3,458	3,327	3,170	9,950	9,725
Mortgage banking activities	3,000	2,373	1,231	6,179	2,354
Rental income	390	407	583	1,246	1,705
Insurance income	2,316	2,229	2,631	6,915	7,910
Other operating income	4,964	4,312	5,208	13,560	14,266

Non-interest income before net gain on investments
	15,924	14,171	14,435	42,698	40,303

Gain on VISA shares and related proceeds	3,784	-	132	3,784	9,474
Net gain on sale of investments	30,490	10,305	-	58,633	6,661
OTTI on equity securities	-	-	(696)	(388)	(1,185)
OTTI on debt securities	(209)	(1,061)	-	(1,270)	-
Net gain on investments	34,065	9,244	(564)	60,759	14,950

Total	$49,989	$23,415	$13,871	$103,457	$55,253

Table 4. Non-Interest Expenses

	Quarter Ended			Nine-month period ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(In thousands)

Employees' compensation and benefits	$34,403	$34,472	$35,629	$103,117	$106,949
Occupancy and equipment	15,291	17,448	15,647	47,513	46,167
Deposit insurance premium	6,884	14,895	2,967	26,659	7,658
Other taxes, insurance and supervisory fees	4,206	5,744	5,488	15,743	16,740
Professional fees - recurring	3,391	3,138	1,900	9,352	10,080
Professional fees - non-recurring	415	204	824	982	2,622
Servicing and processing fees	2,784	2,246	2,685	7,342	7,654
Business promotion	2,879	3,836	4,083	9,831	13,150
Communications	2,083	2,018	2,173	6,228	6,696
Net loss on REO operations	5,015	6,626	5,626	17,016	12,054
Other (1)	5,426	5,361	5,354	19,510	16,556
Total	$82,777	$95,988	$82,376	$263,293	$246,326

(1) Includes core deposit intangible impairment charge of $4.0 million for the nine-month period ended September 30, 2009.

Table 5. Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2008	2008

Residential mortgage loans	$3,620,050	$3,654,435	$3,491,728	$3,470,802

Commercial loans:
Construction loans	1,570,451	1,580,207	1,526,995	1,478,076
Commercial mortgage loans	1,542,934	1,564,933	1,535,758	1,422,899
Commercial and Industrial loans (1)	4,738,080	4,002,306	3,857,728	3,602,123
Loans to local financial institutions collateralized by real estate mortgages
	329,492	336,300	567,720	579,305
Commercial loans	8,180,957	7,483,746	7,488,201	7,082,403

Finance leases	329,418	341,119	363,883	371,982

Consumer loans	1,625,743	1,656,410	1,744,480	1,787,915
Total loans	$13,756,168	$13,135,710	$13,088,292	$12,713,102

(1) As of September 30, 2009, includes $1.2 billion of commercial loans that although the primary collateral is real estate, the real estate is not the source of repayment.

Table 6. Loan Portfolio by Geography

	Puerto	Virgin
As of September 30, 2009	Rico	Islands	Florida	Total
	(In thousands)
Residential mortgage loans, including loans held for sale
	$2,781,401	$450,154	$388,495	$3,620,050

Construction loans (1)	971,223	193,613	405,615	1,570,451

Commercial mortgage loans	958,741	73,606	510,587	1,542,934

Commercial and Industrial loans	4,475,769	230,322	31,989	4,738,080

Loans to local financial institutions collateralized by real estate mortgages
	329,492	-	-	329,492

Total commercial loans	6,735,225	497,541	948,191	8,180,957

Finance leases	329,418	-	-	329,418

Consumer loans	1,483,360	105,342	37,041	1,625,743

Total loans, gross	$11,329,404	$1,053,037	$1,373,727	$13,756,168

(1) Construction loans of Florida operations include approximately $141.1 million of condo-conversion loans.

Table 7. Non-Performing Assets

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential mortgage	$439,720	$399,844	$274,923	$248,821
Commercial mortgage	196,708	134,627	85,943	72,066
Commercial and Industrial	240,424	84,782	58,358	58,728
Construction	609,865	506,642	116,290	72,203
Finance leases	4,744	5,474	6,026	5,736
Consumer	47,360	39,979	45,635	42,806
	1,538,821	1,171,348	587,175	500,360

REO	67,493	58,064	37,246	40,422
Other repossessed property	13,338	12,732	12,794	12,144
Investment securities (1)	64,543	64,543	-	-
Total non-performing assets	$1,684,195	$1,306,687	$637,215	$552,926
Past due loans 90 days and still accruing	$243,894	$190,399	$471,364	$132,665
Allowance for loan and lease losses	$471,484	$407,746	$281,526	$261,170
Allowance to total non-accruing loans	30.64%	34.81%	47.95%	52.20%
Allowance to total non-accruing loans, excluding residential real estate loans
	42.90%	52.85%	90.16%	103.83%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 8. Non-Performing Assets by Geography

PUERTO RICO	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential mortgage	$365,705	$342,501	$244,843	$223,457
Commercial mortgage	121,961	75,367	61,459	53,522
Commercial and Industrial	228,025	81,955	54,568	54,557
Construction	252,127	156,112	71,127	49,278
Finance leases	4,744	5,474	6,026	5,736
Consumer	42,816	35,696	40,313	38,028
	1,015,378	697,105	478,336	424,578

REO	47,137	40,164	22,012	17,673
Other repossessed property	12,821	12,261	12,221	11,646
Investment securities	64,543	64,543	-	-
Total non-performing assets	$1,139,879	$814,073	$512,569	$453,897
Past due loans 90 days and still accruing	$227,053	$185,132	$220,270	$130,379

VIRGIN ISLANDS	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential mortgage	$7,116	$7,381	$8,492	$7,685
Commercial mortgage	11,370	4,129	1,476	1,524
Commercial and Industrial	8,404	594	2,055	1,977
Construction	2,727	2,052	4,113	1,569
Finance leases	-	-	-	-
Consumer	3,393	3,296	3,688	3,581
	33,010	17,452	19,824	16,336

REO	588	599	430	819
Other repossessed property	389	400	388	339
Total non-performing assets	$33,987	$18,451	$20,642	$17,494
Past due loans 90 days and still accruing	$618	$3,346	$27,471	$1,286

FLORIDA OPERATIONS	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2008	2008
Non-accruing loans:
Residential mortgage	$66,899	$49,962	$21,588	$17,679
Commercial mortgage	63,377	55,131	23,007	17,020
Commercial and Industrial	3,995	2,233	1,736	2,194
Construction	355,011	348,478	41,050	21,356
Finance leases	-	-	-	-
Consumer	1,151	987	1,634	1,197
	490,433	456,791	89,015	59,446

REO	19,768	17,301	14,804	21,930
Other repossessed property	128	71	185	159
Total non-performing assets	$510,329	$474,163	$104,004	$81,535
Past due loans 90 days and still accruing	$16,223	$1,921	$223,623	$1,000

Table 9. Ratios of Net Charge-Offs to Average Loans

	Nine-Months Ended
	September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005

Residential mortgage loans	0.81%	0.19%	0.03%	0.04%	0.05%

Commercial mortgage	1.73%	0.27%	0.10%	0.00%	0.03%

Commercial loans	0.76%	0.59%	0.26%	0.06%	0.11%

Construction loans	11.61%	0.52%	0.26%	0.00%	0.00%

Consumer loans and finance leases	3.02%	3.19%	3.48%	2.90%	2.06%

Total loans	2.52%	0.87%	0.79%	0.55%	0.39%

CONTACT:
First BanCorp
Alan Cohen, 787-729-8256
Senior Vice President,
Marketing and Public Relations
alan.cohen@firstbankpr.com